As filed with the Securities and Exchange Commission on December 30, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

(Exact name of Registrant as specified in its charter)

New Jersey	22-2625848
(State of Incorporation)	(I.R.S. Employer Identification No.)

80 Park Plaza,

P.O. Box 1171, Newark, NJ 07101-1171

(Address, including zip code, of Registrant’s principal executive offices)

LONG ISLAND ELECTRIC UTILITY SERVCO LLC

Incentive Thrift Plan II

(Full title of plan)

Caroline Dorsa	or	M. Courtney McCormick, Esq.
Executive Vice President and Chief Financial Officer		Associate General Counsel

80 Park Plaza

P.O. Box 1171

Newark, NJ 07101-1171

(973) 430-7000

(Name, address, including zip code, and telephone number, including area code, of agents for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered[1]	Amount to be registered	Proposed maximum offering price per share[2]	Proposed maximum aggregate offering price[2]	Amount of registration fee[2]
Common Stock (without par value)	500,000 shares	$31.87	$15,935,000	$2,052

[1]	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
[2]	Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of determining the registration fee based on the average of the high and low prices of PSEG Common Stock on December 27, 2013 for, as reported in the consolidated reporting system.

Prospectus

500,000 SHARES

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

COMMON STOCK (WITHOUT PAR VALUE)

offered through the

LONG ISLAND ELECTRIC UTILITY SERVCO LLC

INCENTIVE THRIFT PLAN II

The Incentive Thrift Plan II or ITP2 of Long Island Electric Utility Servco LLC or Servco, a subsidiary of Public Service Enterprise Group (“PSEG”), provides a convenient method for employees of Servco and its subsidiaries participating in the ITP2 to purchase PSEG’s Common Stock (without par value) through payroll deductions, without payment of any brokerage commission or service charge. While shares of Common Stock are held under the ITP2, dividends on such shares are used to purchase additional shares of Common Stock.

Vanguard Participant Services is the ITP2’s recordkeeper. The ITP2 provides that shares of Common Stock purchased for participants will be purchased in the open market by an agent independent of PSEG and its affiliates, as selected by PSEG.

The price per share of Common Stock purchased in the open market by any independent agent will be the weighted average price, excluding brokerage commissions, of all shares acquired by that independent agent for the ITP2 during the period such purchases are made.

Any applicable brokerage commissions for purchases by any independent agent in the open market will be paid for by the ITP2 and will be an expense of the ITP2.

You should read this prospectus carefully. If you are not now and do not wish to become a participant, or if you wish to continue your present participation without change, no action on your part is required. If you wish to join the ITP2 or change the amount of your payroll deductions under the ITP2, please follow the instructions for submitting an enrollment form to Vanguard Participant Services. It is suggested that this prospectus be retained for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

December 30, 2013

i

GENERAL INFORMATION ABOUT THE ITP2

The ITP2 is administered by the Employee Benefits Committee appointed from time to time by the Servco Board of Directors. The Committee has overall responsibility for the administration and interpretation of the ESPP.

Vanguard Participant Services is responsible for receiving and processing enrollment forms and making payroll deductions. Vanguard Participant Services is located at P.O. Box 1101, Valley Forge, Pennsylvania 19482.

The Vanguard Participant Services is Recordkeeper for the ITP2. The Recordkeeper keeps a continuing record of Participants’ accounts under the ITP2, sends quarterly statements of account to Participants and performs other duties relating to the ITP2 for Participants. The Recordkeeper is located at P.O. Box 1101, Valley Forge, Pennsylvania 19482.

The Plan became effective January 1, 2014 and initial enrollments are ongoing. Approximately 1,400 employees will be eligible to participate in the Plan.

The following is a summary of the text of the ITP2:

LONG ISLAND ELECTRIC UTILITY SERVCO LLC

INCENTIVE THRIFT PLAN II

Section 1. Definitions

Wherever used in the Plan, the following terms have the following meanings:

“Accounts” means, for any Participant, the Pre-Tax Elective Contribution Account, Employee Post-Tax Contribution Account, Rollover Account, Post-Tax Rollover Account, Qualified Nonelective Contribution Account and Roth 401(k) Contribution Account maintained for the Participant. In addition to the Accounts referred to above, the Employee Benefits Committee may, from time to time, establish an account or accounts to which a specific type of Employer or Employee contribution will be made on behalf of a Participant.

“Administrator” means the Employee Benefits Committee or its successor established by the Board of Directors to administer the Plan in accordance with Article 10.

“Annual Additions” shall mean, with respect to each Participant, the sum of those amounts allocated to the Participant’s Account under this Plan and accounts under any other qualified defined contribution plan to which the Employer or a Related Employer contributes for any Limitation Year, consisting of the following:

(i) Employer contributions, if any;

(ii) Forfeitures, if any, allocated to the Participant’s Accounts, and

(iii) Employee contributions, if any.

Annual Additions shall not include Rollover Contributions, Catch-Up Contributions, loan repayments, direct transfers from a qualified plan, reinvested dividends in PSEG Shares, investment adjustments to Participant Accounts, or any other amount excluded under Treasury Regulation Section 1.415(c)-1(b).

“Base Compensation” means Compensation as defined herein, modified to include only an Employee’s base rate of pay from the Employer and to exclude any other types of pay from the Employer (such as shift differential, overtime, premiums, awards, commissions, bonus pay and incentive pay).

“Beneficiary” means any person or entity entitled to receive benefits under the Plan upon the death of a Participant. See Section 8.4 for designation rules.

“Board” means the Board of Directors of the Employer. The Board may designate a person or persons (including an Administrator) to carry out any fiduciary responsibilities, in accordance with Section 405 of ERISA.

“Break in Service” means a twelve consecutive month period during which the Employee has not completed more than five hundred (500) Hours of Service. For purposes of determining whether a Break in Service has occurred, an Employee who is absent from work for maternity or paternity reasons shall receive credit for Hours of Service which would otherwise have been credited to such Employee but for such absence, or in any case in which such hours cannot be determined, with eight (8) Hours of Service per day of such absence. The Hours of Service to be so credited shall be credited in the Computation Period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period or, in all other cases, in the following Computation Periods.

“Business Day” means any day except (a) a Saturday, Sunday, or public holiday or (b) the equivalent thereof for the New York Stock Exchange.

“Catch-Up Contribution” means a Pre-Tax Elective Contribution or Roth 401(k) Contribution made by a Participant nearing or beyond Normal Retirement Age in accordance with Section 3.5.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Compensation” means:

(a) In General. During the applicable Plan Year, Compensation means the amounts received by a Participant from the Employer during a pay period that qualify as either (i) the Participant’s base rate of pay, or (ii) shift differential, overtime, premium, awards, commissions, bonus pay and incentive pay.

(b) Compensation shall include amounts that would be required to be included as wages but for an election under Sections 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b) of the Code. Compensation shall exclude compensation deferred under other plans, reimbursements of expenses, payments in lieu of vacation days, supplemental disability income payments; payments made from a fully-insured short-term disability or long-term disability plan; Christmas remembrances; awards not described above; and other additional forms of earnings (including contributions made by the Employer to or under any other form of employee benefit program, such as a health insurance, pension, or severance pay plan).

(c) Statutory Compensation. For purposes of applying the limitations of Section 415 of the Code and certain other statutory purposes that define compensation by reference to the definition of compensation under Section 415 of the Code, “Statutory Compensation” shall mean wages within the meaning of Section 3401(a) of the Code (for purposes of income tax withholding at the source), plus amounts that would be included in wages but for an election under Sections 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b) of the Code, plus all other payments of compensation to an employee by his or her employer (in the course of the employer’s trade or business) for which the employer is required to furnish the employee a written statement under Sections 6041(d), 6051(a)(3), and 6052 of the Code, but excluding amounts paid or reimbursed by the Employer for moving expenses incurred by the Participant, but only to the extent that, at the time of the payment, it is reasonable to believe that these amounts are deductible by the Participant under Section 217 of the Code. Any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code) are disregarded for this purpose. Back pay, within the meaning of Regulation Section 1.415(c)-2(g)(8), shall be treated as Compensation for the Plan Year to which the back pay relates to the extent the back pay represents wages and compensation that would otherwise be included in this definition. Compensation includes differential wage payments, as defined in Section 3401(h) of the Code, to the extent required by the Heroes Earnings Assistance and Relief Tax Act of 2008. This paragraph shall be interpreted in a manner consistent with the Regulations under Section 415 of the Code.

(d) General timing rule. In order to be taken into account for a Plan Year under subparagraphs (a) and (b) above, Compensation must be actually paid or made available to a Participant (or, if earlier, includible in the gross income of the Participant) within the Plan Year or Limitation Year, as the case may be. For this purpose, compensation is treated as paid on a date if it is actually paid on that date or it would have been paid on that date but for an election under Section 125, 132(f)(4), 401(k), 403(b), 408(k), 408(p)(2)(A)(i), or 457(b) of the Code.

(e) Special rules regarding severance compensation (i.e., separation allowance). For purposes of applying subparagraphs (a) and (b) above, in order to be taken into account for a Plan Year or Limitation Year, Compensation must be paid or treated as paid to the Participant prior to the Participant’s severance from employment with the Employer maintaining the Plan. For this purpose, severance from employment is determined in the same manner as under Treasury Regulation Section 1.401(k)-1(d)(2) except that, for purposes of determining the employer of an employee, the modifications provided under Section 415(h) of the Code to the employer aggregation rules apply.

(f) Notwithstanding subparagraph (d), for purposes of determining Statutory Compensation, Compensation for a Plan Year shall also include Compensation paid by the later of 2 1⁄2 months after an Employee’s severance from employment (as defined in subparagraph (d)) with the Employer maintaining the Plan or the end of the Plan Year that includes the date of the Employee’s severance from employment with the Employer maintaining the Plan, if the payment is regular Compensation for services during the Employee’s regular working hours, or Compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments, and, absent a severance from employment, the payments would have been paid to the Employee while the Employee continued in employment with the Employer. This includes annual lump sum payments for vacation or sick leave that the Employee would have been able to use had employment continued, and payments under a nonqualified deferred compensation plan that would have been paid at the same time if the Employee had continued in employment with the Employer or a Related Employer and that is includible in gross income. Any payments not described above shall not be considered Compensation if paid after severance from employment, even if they are paid by the later of 2 1⁄2 months after the date of severance from employment or the end of the Limitation Year that includes the date of severance from employment.

(g) Dollar Limitation. A Participant’s Compensation under the Plan for any purpose during any Plan Year shall not exceed the indexed dollar limit under Section 401(a)(17)(A) for that Plan Year. For the 2013 Plan Year, this limit is $255,000.

“Computation Period” means, for eligibility purposes, a 12-consecutive month period beginning with an individual’s Employment Commencement Date or any anniversary thereof. For vesting purposes, the initial Computation Period shall be the 12-consecutive month period beginning with an individual’s Employment Commencement Date, and subsequent Computation Periods shall be the Plan Year.

“Contribution Agreement” means an election or deemed election by a Participant, pursuant to procedures established by the Administrator, which establishes the level of Pre-Tax Elective Contributions, Roth 401(k) Contributions and/or Employee Post-Tax Contributions to be made for the Participant’s benefit.

“Direct Rollover” means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

“Disabled” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration, as determined by the Social Security Administration.

“Distributee” includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse, who is an alternate payee under a Qualified Domestic Relations Order, are Distributees with regard to the interest of the spouse or former spouse. The term Distributee shall also include a deceased Employee’s non-spouse Beneficiary; provided, however, that a distribution to such Distributee may only be rolled into an individual retirement account or annuity in accordance with Section 402(c)(11) of the Code.

“Effective Date” means January 1, 2014.

“Elective Contribution” means a contribution made to the Plan for the benefit of a Participant pursuant to a Contribution Agreement. An Elective Contribution may be either a Pre-Tax Elective Contribution or a Roth 401(k) Contribution, and includes a Catch-Up Contribution.

“Eligible Employee” means an Employee who satisfies the eligibility criteria described in either Section 2.1(a) (National Grid participants) or 2.1(b) (union employees), who is included in a unit of employees covered by a collective bargaining agreement that provides for such Employee being included in the Plan.

“Eligible Retirement Plan” means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code that accepts the Distributee’s Eligible Rollover Distribution. An Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state or any agency or instrumentality of a state or political subdivision of a state and which agrees to account separately for amounts transferred into such plan from this Plan. Notwithstanding the foregoing, with respect to a Distributee who is a Participant’s surviving spouse, an Eligible Retirement Plan is an individual retirement account or an individual retirement annuity. A Participant may roll over an Eligible Rollover Distribution to a Roth IRA (within the meaning of Section 408A of the Code, provided that any of the amount rolled over that would be includible in gross income if the distribution were not rolled over is included in gross income). A non-spouse Beneficiary who is a designated Beneficiary within the meaning of Section 401(a)(9)(E) of the Code may, after the death of the Participant, make a Direct Rollover of an Eligible Rollover Distribution to an IRA established on behalf of the designated Beneficiary; provided that the distributed amount satisfies all the requirements to be an Eligible Rollover Distribution other than the requirement that the distribution be made to the Participant or the Participant’s spouse. Such Direct Rollovers shall be subject to the terms and conditions of IRS Notice 2007-7 and superseding guidance.

“Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include:

(a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives of the Distributee and the Distributee’s Beneficiary, or for a specified period of ten years or more;

(b) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; hardship distributions;

(c) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and

(d) any other distribution(s) that is reasonably expected to total less than $200 during a year.

(e) Notwithstanding the foregoing, a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of Employee Post-Tax Contributions. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to account separately for amounts so transferred, including separately accounting for the portion of such distribution which is includable in gross income and the portion of such distribution which is not so includable.

“Employee” means any individual employed by the Employer or by a Related Employer.

“Employee Post-Tax Contribution” means a post-tax contribution made to the Plan by the Participant under Article 3.

“Employee Post-Tax Contribution Account” means the account maintained for a Participant which is credited with Employee Post-Tax Contributions, if any, and allocable income, expense, gains, and losses.

“Employee Benefits Committee” means the person or persons designated by the Employer to administer the Plan in accordance with Article 10.

“Employer” means Long Island Electric Utility ServCo LLC.

“Employment Commencement Date” means the date on which an Employee first performs an hour of service for the Employer or a Related Employer. An “hour of service” for this purpose means an hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer or a Related Employer.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Highly Compensated Employee” means an Employee of the Employer who is a “highly compensated employee” within the meaning of Section 414(q) of the Code. The term “Highly Compensated Employee” includes each individual employed by the Employer who (i) during such Plan Year or preceding Plan Year, is a “5% owner” within the meaning of Section 414(q) of the Code, or (ii) during the preceding Plan Year received Statutory Compensation in excess of the dollar limit provided for in Section 414(q)(1)(B) for the year (as adjusted from time to time under Section 414(q) of the Code).

“Highly Compensated Participant” means a Participant who is a Highly Compensated Employee.

“Hour of Service” means:

(a) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer or a Related Employer for the performance of duties during the applicable Computation Period;

(b) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer or a Related Employer on account of a period of time during which no duties are performed (such as vacation, holidays, sickness, disability, layoff, jury duty, military duty or leave of absence) during the applicable Computation Period; and

(c) each hour for which back pay is awarded or agreed to by the Employer or a Related Employer without regard to mitigation of damages.

The same Hours of Service shall not be credited under more than one of (a), (b) or (c). No more than 501 Hours of Service will be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single Computation Period). An hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker’s compensation, or unemployment compensation or disability insurance laws. Hours of Service are not required to be credited for a payment which solely reimburses an Employee for medical or medically-related expenses incurred by the Employee.

Solely for purposes of determining whether a Year of Service has been completed in a Computation Period, an Employee who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, 8 Hours of Service per day of such absence; in no case shall more than 501 Hours of Service be credited for any one such absence. For purposes of this subsection, an absence from work for maternity or paternity reasons means an absence (1) by reason of pregnancy of the Employee, (2) by reason of the birth of a child of the Employee, (3) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this subsection shall be credited (1) in the Computation Period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (2) in all other cases, in the following Computation Period.

The provisions of Department of Labor Regulations Section 2530.200b-2(b) are incorporated herein by reference.

“Investment Date” means the Business Day prior to the date when contributions are wired from the Employer to the Trustee, which transaction involves a purchase of shares from PSEG, or such other date as set forth in procedures adopted by the Pension Investment Committee.

“Investment Fund” means each separate fund established by the Pension Investment Committee in which contributions to the Plan are invested.

“Limitation Year” means the Plan Year.

“Matching Contribution” means a contribution made to the Plan by the Employer for the benefit of a Participant on account of an Elective Contribution. The Plan does not provide for any Matching Contributions.

“NatGrid Plan” means The National Grid USA Companies’ Incentive Thrift Plan II, as of December 31, 2013.

“Normal Retirement Age” means the date a Participant attains age 55.

“Participant” means each Eligible Employee and former Eligible Employee who participates in the Plan pursuant to Article 2 of the Plan. An individual who has become a Participant will remain a Participant until the balance in his or her Accounts has been distributed.

“Pension Investment Committee” means the person or persons designated by the Employer to manage Plan investments, in accordance with Article 10.

“Plan” means the Long Island Electric Utility ServCo LLC Incentive Thrift Plan II, as amended.

“Plan Year” means the calendar year.

“Post-Tax Rollover Account” means the account maintained for a Participant which is credited with Rollover Contributions that are after-tax in nature, if any, and all income, expense, gains and losses attributable thereto.

“Pre-Tax Elective Contribution” means the portion of a Participant’s Elective Contribution that is not a Roth 401(k) Contribution. The Pre-Tax Elective Contribution equals the amount by which a Participant’s Compensation is reduced in accordance with his or her Contribution Agreement. A Pre-Tax Elective Contribution includes any Catch-Up Contribution made by a Participant that is not designated as a Roth 401(k) Contribution.

“Pre-Tax Elective Contribution Account” means the account maintained with respect to a Participant which is credited with the Participant’s Pre-Tax Elective Contributions, if any, and allocable income, expense, gains, and losses.

“PSEG” means Public Service Enterprise Group Incorporated (NYSE: PEG), or its successors.

“PSEG Share Fund” has been established as an Investment Fund under the Plan as a matter of Plan design, rather than at the election of the Administrator. See Article A3 (Eligibility) of the ESOP regarding eligibility to invest in the PSEG Share Fund. The Trustee shall invest all of the PSEG Share Fund in Shares, except to the extent the manager of the fund reasonably deems necessary to meet the liquidity needs of the PSEG Share Fund at any given time. The manager of the PSEG Share Fund shall have the power to terminate the fund or convert it to another form of investment only in extraordinary circumstances, and only to the extent that he or she reasonably believes that there are clear and compelling public indicators that call into serious question the viability of PSEG as a going concern in accordance with the standard of Department of Labor Field Assistance Bulletin 2004-03 or any successor guidance.

“Qualified Default Investment Alternative” means the Investment Fund(s) or other investment vehicle (such as a managed account arrangement) which is a “qualified default investment alternative” within the meaning of Section 404(c)(5) of ERISA and Department of Labor Regulation Section 2550.404c-5(e), and which has been designated by the Pension Investment Committee as the qualified default investment alternative under the Plan.

“Qualified Domestic Relations Order” means any judgment, decree or order (including approval of a property settlement agreement) which constitutes a “qualified domestic relations order” within the meaning of Section 414(p) of the Code. A judgment, decree or order shall not be considered not to be a Qualified Domestic Relations Order merely because it requires a distribution to an alternate payee (or the segregation of accounts pending distribution to an alternate payee) before the Participant is otherwise entitled to a distribution under the Plan. A domestic relations order that otherwise satisfies the requirements for a Qualified Domestic Relations Order (“QDRO”) will not fail to be a QDRO: (i) solely because the order is issued after, or revises, another domestic relations order or QDRO; or (ii) solely because of the time at which the order is issued, including issuance after the annuity starting date or after the Participant’s death.

“Qualified Military Service” shall have the meaning provided for in Section 414(u) of the Code.

“Qualified Nonelective Contribution” means a contribution made by the Employer in its sole discretion on behalf of a Participant, which is designated by the Employer as a Qualified Nonelective Contribution.

“Qualified Nonelective Contribution Account” means the account maintained with respect to a Participant which is credited with the Participant’s share of Qualified Nonelective Contributions, if any, and allocable income, expense, gains and losses.

“Regulation” means a regulation issued by the Department of Treasury or the Department of Labor, as the case may be, including any final regulation, proposed regulation, temporary regulation, as well as any modification of any such regulation contained in any notice, revenue procedure, or similar pronouncement of general applicability.

“Related Employer” means any entity that is: (1) a member of a controlled group of corporations that includes the Employer, while it is a member of such controlled group (within the meaning of Section 414(b) of the Code); (2) a member of a group of trades or businesses under common control with the Employer, while it is under common control (within the meaning of Section 414(c) of the Code); (3) a member of an affiliated service group that includes the Employer, while it is a member of such affiliated service group (within the meaning of Section 414(m) of the Code), or (4) a leasing or other organization during any period in which it is required to be aggregated with the Employer pursuant to the provisions of Section 414(n) or 414(o) of the Code.

“Rollover Contribution” means a contribution (whether pre-tax or after-tax) made by a Participant to the Plan which qualifies as an eligible rollover distribution from a qualified trust under Section 401(a)(31) or 402(c) of the Code in accordance with Section 3.4.

“Rollover Account” means the account maintained with respect to a Participant which is credited with the Participant’s Rollover Contribution, if any, and allocable income, expense, gains and losses attributable thereto.

“Roth 401(k) Contribution” means an Elective Contribution described in Section 402A of the Code that is irrevocably designated by a Participant as a Roth 401(k) Contribution at the time the deferral is made in accordance with his or her Contribution Agreement, and that is includible in the Participant’s gross income at this time. A Participant’s Roth 401(k) Contributions will be separately accounted for, as will gains and losses attributable to those Roth 401(k) Contributions; provided, however that forfeitures may not be allocated to such account. A Roth 401(k) Contribution includes any Catch-Up Contribution made by a Participant that is designated as such by the Participant.

“Roth 401(k) Contribution Account” means the account maintained with respect to a Participant which is credited with the Participant’s Roth 401(k) Contributions, if any, and allocable income, expense, gains and losses.

For purposes of determining the applicable five-taxable-year period under Treasury Regulation Section 1.402A-1, and the portion of the Roth 401(k) Contribution Account which represents the Participant’s investment in the contract, the Administrator will deem the first year of the five-taxable-year period to be the year in which the first Roth 401(k) Contribution was made to this Plan.

“Shares” means shares of PSEG common stock.

“Termination of Employment” means cessation of employment with the Employer and all Related Employers due to:

(a) voluntary or involuntary termination or severance from employment (including retirement), or

(b) failure to return to work upon the expiration of any approved leave of absence from the Employer or any Related Employer, in which event cessation of active work will be deemed to have occurred at the time such leave expired.

Unpaid approved leaves of absence and transfers of employment without interruption between Related Employers will not be treated as a Termination of Employment for purposes of this Plan.

A Termination of Employment will occur only if, consistent with IRS interpretations as determined in the sole discretion of the Administrator, the Plan would remain qualified under sections 401(a) and 401(k) of the Code if the Participant were treated as having a Termination of Employment.

“Trust” means the trust(s) established in conjunction with the Plan.

“Trust Agreement” means the instrument or instruments executed between the Employer and the Trustee named in such instrument(s), which provides for the receiving, holding, investing and disposing of Plan assets, together with any and all amendments thereto.

“Trustee” means the person or persons who are at any time the acting trustee(s) under the Trust Agreement, and any successor trustee.

“Trust Fund” means the assets held in trust by the Trustee(s) for the benefit of Participants, alternate payees, and Beneficiaries, under the Trust Agreement.

“Year of Service” means a Computation Period during which an individual has accumulated at least 1,000 Hours of Service. In no event will a Participant be credited with more than one Year of Service with regard to any single Plan Year.

Solely for Participants who commence participation in the Plan as of the Effective Date, “Years of Service” shall take into account service credited and retained under the NatGrid Plan as of December 31, 2013. For purposes of determining a Participant’s Years of Service under the NatGrid Plan as of December 31, 2013, the Administrator may rely on records used to administer the NatGrid Plan, and such records shall be considered determinative for this purpose.

For certain Participants, years of service with NatGrid or PSEG will be taken into account in determining years of service.

Section 2. Participation

Participation in the ITP2 is open to employees who: (i) were employed by National Grid USA, or an affiliate thereof, on December 31, 2013; (ii) were participants in the NatGrid Plan on December 31, 2013; and (iii) are employed by Servco on or after January 1, 2014.

Union Employees. An Employee who is represented by a collective bargaining agent that has agreed to participate in the Plan will become a Participant in the Plan as soon as administratively practicable after satisfying the ITP2 eligibility criteria (or following the date on which he or she first performs an Hour of Service, if later).

To become a Participant, an Eligible Employee must notify the Administrator using the electronic, telephone, written or other methods of communication provided by the Administrator and, in doing so, will agree to the Plan’s terms of conditions. Also see Section 3 below regarding automatic enrollment.

An individual will remain a Participant for as long as an Account is maintained under the Plan for his or her benefit, or until his or her death, if earlier. A Participant or former Participant who is reemployed as an Eligible Employee shall again become eligible to make Elective Contributions as of the first effective payroll cutoff

Section 3. Contributions

A Participant must enter into a Contribution Agreement electing to make Elective Contributions and/or Employee After-Tax Contributions. For After-Tax Contributions, a Participant may contribute in whole percentage increments between 1-15% of his or her Base Compensation per payroll period. The combined limit for Elective Contributions and Employee After-Tax Contributions cannot exceed 50% of the Employee’s Base Compensation per payroll period.

Automatic Enrollment. If no election is made, the Participant will be automatically enrolled in a program which will make a Pre-Tax Elective Contribution of 6% of his or her Compensation per pay period. The Participant may receive a refund for the automatic contributions by submitting a request pursuant to the Administrator’s established procedures within 90 days of the date that the first contribution was made.

Voluntary Rate Escalation. A Participant may elect to apply a voluntary rate escalation feature, which provides for automatic annual increases of Pre-Tax Contributions by 1-3% of elected Compensation, up to a maximum of 50%. Automatic escalation will not apply to Roth 401(k) or Employee After-Tax Contributions.

Investment Choices. Participants may invest contributions among any of the Thrift Plan investment options in any full percentage increments, as long as they total 100%, and exchange amounts already invested in the Thrift Plan among funds on a case or percentage basis. Participants may also diversify their investments to meet their personal retirement income goals. Dividends that are paid on investments in PSEG common stock will be reinvested automatically into the Participants’ accounts.

Participants may invest in the following: (i) stock funds, including the Vanguard Institutional Index, the Vanguard Extended Market Index, and the Vanguard FTSE All-World Index; (ii) bond funds, including the Fidelity Intermediate Bond Fund and JP Morgan Core Bond R6; (iii) the Fidelity Spartan Money Market Fund; (iv) Vanguard Retirement Funds; and (v) PSEG Common Stock.

There is generally no limit to the number of times or frequency with which Participants may change, in whole percentage increments, how their future contributions will be invested. A Participant may change the way his or her future contributions are invested by contacting Vanguard Participant Services.

In addition, Participants may request from Vanguard Participant Services the following information for the publicly traded mutual funds that are offered as investments by the Thrift Plan, to the extent received by the Thrift Plan: (i) a prospectus for each fund or institutional trust, which contains information on fund assets and investments; and (ii) an annual report listing the assets comprising the portfolio of the fund and the value of each asset as of a given date in the report. Participants may also contact Vanguard Participant Services to get current and historical fund performance.

Investment alternatives may be added or deleted at any time. The investment objectives, procedures, and restrictions summarized in this section are subject to change at any time.

Frequency Trading Policy. A frequent trading policy applies to all funds in the Thrift Plan with the exception of the PSEG Common Stock Fund. Under this policy, if a Participant exchanges money out of a fund, the Participant will not be able to exchange money back into the same fund within 60 calendar days. The term “exchange” refers to a transaction in which proceeds from redemption of fund shares in the Thrift Plan are used to purchase another investment offered within the Thrift Plan. The 60-day restriction only applies to exchanges into a fund and does not apply to transactions such as contributions, distributions and loans. Participants may always exchange money out of any fund at any time. In addition, the 60-day restriction described above will not apply to any change that a Participant makes to the investment of future contributions.

Monitoring and Accessing Accounts. Participants may contact Vanguard Participant Services to access information about their accounts, including account balances, current savings election percentages, investment elections for future contributions, and in-service loan and withdrawal amounts available. Participants may also contact Vanguard Participant Services to transfer existing balances from one investment fund to another, initiate a loan transaction, change savings election percentages, request in-service withdrawals, request a distribution following termination, order forms and information, request fund prospectuses, elect automatic increase service, and sign up for online advice service.

Section 4. Participant Accounts

The Plan Administrator will establish and maintain Accounts or subaccounts for each Participant. The Participant may invest his or her Accounts in one or more Investment Funds.

Each Business Day, the assets in the Trust will be valued according to account earnings and losses of the Trust along with appreciation or depreciation, expenses, and distributions and will be adjusted to reflect the assets’ fair market value.

Any expense relating to a specific Account, including without limitation, commissions or sales charges with respect to an investment in which the Account participates and brokers’ fees on Shares purchased or sold on the open market, but excluding brokerage commissions for stock and costs relating to the processing of Qualified Domestic Relations Orders, may be charged solely to the particular Account. Other Plan administration expenses will not generally be charged to Participants, unless otherwise determined by the Administrator.

ERISA Section 404(c) Status. The ITP2 is intended to constitute a plan described in Section 404(c) of ERISA and the Regulations thereunder. A Participant’s election or change of election regarding the investment of his or her Accounts shall be within the independent control of the Participant (or Beneficiary, as applicable). Neither the Plan nor the Trustee, nor the Trust, nor the Administrator, nor the EBC, nor the PIC, nor the Company shall be liable for any loss that may result from the exercise of such control by the Participant or Beneficiary.

Further information about the Plan Administrator can be found in Section 10 below.

Section 5. Vesting of Accounts

A Participant at all times will be 100% vested in his or her Pre-Tax Elective Contribution Account, Employee After-Tax Contribution Account, Qualified Nonelective Contribution Account, After-Tax Rollover Account, Rollover Account, and Roth 401(k) Contribution Account.

Forfeitures. Forfeitures of nay unvested amounts will be applied as soon as practicable to pay Plan expenses, as determined by the Administrator.

Section 6. Withdrawals Prior to Severance from Employment

A hardship withdrawal will be permitted solely to the extent the Administrator determines that the distribution is on account of a Participant’s immediate and heavy financial need. Such hardship withdrawal will be made only after a Participant has exhausted all withdrawals available under this Plan.

Immediate and Heavy Financial Need. A financial hardship may exist where a Participant incurs certain direct costs related to: (i) medical care for the Participant, his or her Spouse, dependents, or primary Beneficiary; (ii) purchasing his or her primary residence (excluding mortgage payments); (iii) tuition, related education fees, and room and board expenses for up to the next 12 months of post-secondary education for the Participant, his or her Spouse, children or dependents, or primary Beneficiary; (iv) preventing foreclosure on or Participant’s eviction from his or her principal residence; (v) burial or funeral expenses for the Participant’s deceased parent, Spouse, children or dependent, or primary Beneficiary; or (vi) repairing certain damage to Participant’s principal residence.

A Participant who is an Employee and has attained age 59 1⁄2 may withdraw all or part of his or her Accounts at any time. A Participant who is an Employee and has not attained age 59 1⁄2 may withdraw all or part of his or her Accounts (other than the Pre-Tax Contribution Account or Qualified Nonelective Contribution Account of Roth 401(k) Contribution Account).

Section 7. Loans to Participants

A Participant who is an Employee may borrow from his or her Accounts. Loans will be made to former Employees only to the extent required by the Department of Labor final regulations and only to the extent that making such loans will be consistent with administering the Plan and loan program in a nondiscimrinatory manner.

The minimum loan amount shall be $1,000, or as otherwise determined by the Administrator. The maximum loan amount, including all loans outstanding under this or any other qualified retirement plan of the Company or any member of the Controlled Group, shall be $50,000 reduced by (1) the excess of the highest outstanding loan balance(s) from such plans during the one-year period ending on the day prior to the loan date (2) over the Participant’s outstanding loan balance from such plans immediately prior to the loan. The loan amount shall not exceed 50% of the Participant’s vested interest in his or her Accounts, determined as of the Business Day immediately preceding the loan date. A Participant may have no more than two loans outstanding at one time.

Default; Foreclosure. Failure to repay the loan principal and interest within 90 days of the most recent payment will result in default. The Plan will foreclose upon the unpaid balance of the defaulted loan as of the earliest date on which the Participant is eligible for an actual distribution.

Loan Rollover Option for Former NatGrid Employees. A Participant who terminated employment with National Grid USA, or an affiliate thereof, as of December 31, 2013, and who was employed by the Company as of January 1, 2014 is permitted to roll over an outstanding loan (that has not been defaulted) from the NatGrid Plan to this Plan. Such loan will be permitted no later than February 15, 2014.

Section 8. Distributions Following Termination of Employment

Following a Participant’s Termination of Employment, the Participant may at any time elect to receive all or part of his or her Accounts in a single sum in cash. A Participant’s Accounts will automatically be distributed in a single lump sum without consent if the Accounts are valued at $1,000 or less.

Latest Time of Distributions. Distributions to the Participant shall be made not later than the 60th day after the close of the Plan Year in which occurs the latest of (a) the Participant’s 65th birthday, (b) the tenth anniversary of the date on which the Participant commenced participation in the Plan, and (c) the Participant’s Termination of Employment.

Distributions on Account of Death; Distributions on Becoming Disabled. A lump sum will be paid to the Participant’s Beneficiary as soon as practicable after Participant’s death, unless the Beneficiary elects to defer payment. A Participant who is disabled may elect in writing, at any time prior to retirement, to receive a total or partial distribution as soon as practicable.

Section 9. Voting of Shares

A Participant shall receive a proxy and copies of all soliciting material furnished by PSEG to its stockholders in connection with any meeting of stockholders or consent sought in lieu of a meeting. If the proxy is returned properly signed and marked for voting, all of the full and fractional shares of Common Stock held for the Participant’s account will be voted as marked.

Section 10. Appointment of Committees

The Board shall appoint the EBC and the PIC, each of which shall establish its own charter regarding its structure and operation. The EBC is the named fiduciary responsible for operating and administering the Plan, which includes among other things interpreting the Plan, establishing application rules and procedures, and establishing a claims procedure. The PIC is the named fiduciary responsible for controlling and managing the assets of the Plan, including making appropriate provision for the investment and reinvestment of the Trust Fund. The EBC and PIC shall have the right to designate persons other than the EBC or PIC to carry out fiduciary responsibilities under the Plan. In the event that a vacancy occurs on either committee, the remaining member(s) of the applicable committee shall act until the Board fills the vacancy.

Section 11. Amendment and Termination

The Board may amend the Plan to any extent and in any manner that it may deem advisable by a written instrument. To the extent required by Section 411(d)(6) of the Code, no amendment will decrease any “accrued benefit” as defined in Section 411(a)(7) of the Code.

The Plan may also be terminated at any time by action of the Board. Upon termination, each Participant’s interest in his or her Account balance shall be fully vested and non-forfeitable. The Trustee will distribute to each Participant the value of the Participant’s Accounts in a single sum, which shall be determined as of the Business Day immediately preceding or coinciding with the date distribution is to be made.

If this Plan merges or consolidates with another plan or transfers assets or liabilities to another plan, the terms of the merger, consolidation or transfer shall require that each Participant receives an “accrued benefit” which is no less than the “accrued benefit” he or she would have received if this Plan had terminated immediately before the merger, consolidation or transfer.

Section 12. Limits on Contributions

Plan contributions are limited as follows: All Plan contributions are conditioned on their current deductibility under Section 404 of the Code for the taxable year when paid. Matching Contributions and Employee After-Tax Contributions are subject to the limits of Section 401(m) of the Code and Elective Contributions are subject to the limits of Section 401(k)(3). A Participant’s total Elective Contributions made for any calendar year, when added to the other Elective Deferrals for the calendar year, shall not exceed the maximum applicable limit under Section 402(g) of the Code.

Section 13. Top-Heavy Provisions

Top-Heavy Provisions Do Not Apply. Pursuant to Treasury Regulations Section 1.416-1, Q&A T-3, since the Plan benefits only Employees included in a unit of employees covered by a collective bargaining agreement, the top-heavy requirements of Section 416 of the Code do not apply to this Plan.

Section 14. Miscellaneous

The corpus or income of the Trust will be used for the exclusive benefit of each Participant and Beneficiary, except as otherwise provided under the provisions of the Plan relating to Qualified Domestic Relations Orders, the payment of reasonable Plan administration expenses, the treatment of contributions upon non-deductibility or mistake of fact, or the failure of the Plan to initially qualify as tax-exempt under Section 401(a) of the Code.

No benefit under the Plan will be subject to voluntary or involuntary alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to do so shall be void. The preceding sentence will not apply to: (i) a Qualified Domestic Relations Order, (ii) enforcement of a federal tax levy made under Section 6331 of the Code, (iii) the collection by the United States on a judgment resulting from an unpaid tax assessment, or (iv) an offset to satisfy certain civil or criminal judgments or settlements involving the Plan under Section 401(a)(13)(C) of the Code.

Section 15. Minimum Required Distributions

Time and Manner of Distribution. Benefit payments for a Participant who is a five percent owner pursuant to Section 416 of the Code will begin no later than April 1 following the calendar year the Participant attains age 70 1⁄2. Benefit payments for a Participant who is not a five percent owner pursuant to Section 416 will begin by April 1 following the later of the calendar year in which the Participant (i) attains age 70 1⁄2, and (ii) retires.

Required Minimum Distributions After Participant’s Death. If the sole Beneficiary is the Participant’s surviving spouse, distributions will begin by the later of December 31 of the calendar year (i) which contains the fifth anniversary of the Participant’s death or (ii) in which the Participant would have attained age 70 1⁄2.

If the Participant’s surviving spouse is not the Participant’s sole designated Beneficiary, then distributions to the designated Beneficiary will be paid by December 31 of the calendar year which contains the fifth anniversary of the Participant’s death.

ADDITIONAL INFORMATION ABOUT THE ITP2

Pursuant to this Registration Statement, 500,000 shares of new issue Common Stock remained reserved for sale directly to Participants pursuant to the ITP2. Common Stock have been registered for sale pursuant to the ITP2.

No benefit or right under the ITP2 may in any manner or to any extent be assigned, alienated, or transferred by any Participant under the ITP2. In addition, no benefit or right under the ITP2 may be subjected to attachment, garnishment or other legal process without an appropriate court order.

Benefits under the ITP2 are not guaranteed by the Pension Benefit Guaranty Corporation. Neither PSEG nor the Company provides any such protection to Participants and they do not insure any gains nor protect against any loss from any investment in the ITP2.

Although the ITP2 is of indefinite duration, the Company reserves the right to amend, modify or terminate the ESPP at any time, in its sole discretion. The Company also retains the right to change the Recordkeeper and/or the Independent Agent at its sole discretion.

While the ITP2 does not place restrictions on resales of Common Stock acquired thereunder, shares of Common Stock acquired under the ITP2 by an “affiliate,” as that term is defined in Rule 405 under the Securities Act of 1933 (the “1933 Act”), may only be resold pursuant to the registration requirements of the 1933 Act or an appropriate exemption therefrom. Acquisitions of shares of Common Stock and dispositions of shares of Common Stock by an officer or director, as defined under the rules promulgated under Section 16 of the 1934 Act, of PSEG within any six-month period may give rise to the right of PSEG to recapture any profit from such transactions pursuant to Section 16(b) of the 1934 Act.

A copy of PSEG’s 2013 Annual Report to Stockholders has been furnished to each Participant in the ITP2. PSEG will promptly furnish, without charge, an additional copy of such Annual Report to any Eligible Employee who so requests by writing to the Director, Investor Relations, 80 Park Plaza, T6B, P.O. Box 1171, Newark, New Jersey 07101-1171. Each Participant will be furnished copies of all future reports, proxy statements and other communications furnished to PSEG stockholders generally.

For further information about the ITP2, Participants and Eligible Employees may contact the Vanguard Participant Services in writing at P.O. Box 1101, Valley Forge, Pennsylvania 19482 or by telephone at 1-800-523-1188.

TAX CONSEQUENCES OF THE ITP2

Outlined below is a summary of certain tax consequences which may result to Participants in the Plan. The law on which this outline is based is subject to change at any time. Each Participant should consult his or her own tax adviser concerning the application of Federal taxes, as well as any state, local or foreign taxes, to the Participant’s particular situation.

Servco believes that the ITP is qualified under sections 401(a) and 401(k) of the Code. Under the Code, an employer may deduct currently its contributions to and expenses of the Plan from gross income for Federal income tax purposes.

The following tax consequences will result to Participants:

(1) Any contributions made pursuant to pre-tax salary reduction agreements will not be included in a Participant’s gross income. Therefore, neither those contributions nor other Servco Matching Contributions (if any) to the Thrift Plan are taxable to a Participant as income when made or credited to his or her account. However, they will be taxable to a Participant in the year of distribution or withdrawal. Also, salary reduction contributions (both pre-tax and after-tax) are subject to Social Security tax.

(2) Any after-tax contributions made under applicable plan provisions are not taxed upon distribution, although any dividends, interest or other income or gains attributable to after-tax contributions are subject to taxation upon distribution. Any Roth 401(k) contributions made under the Plan – and earnings thereupon – are not taxed upon distribution.

(3) Lump-Sum Distribution. A lump-sum distribution is a distribution made within one tax year, of the full balance credited to a participant’s account(s) in the Plan and is either (a) made as a result of the participant’s separation from service or death, or (b) made after age 59 1⁄2. Additionally, for purposes of the special forward-averaging provisions, the employee must have participated in the Plan for at least five full years before the year of distribution. Unless a Participant elects roll over his or her distribution, the Participant will be taxed on the distribution in the year it is received. Participants may be eligible to elect to be taxed on the distribution using the ten-year forward-averaging method or the net unrealized appreciation method.

(4) The ten-year forward-averaging method, which is available to individuals who were age 50 or older on January 1, 1986, may result in a lower tax on distributions from the Plan than the regular tax table or tax rate schedule methods. The 1986 tax rates apply in computing the tax under the ten-year forward-averaging method. Only distributions that constitute lump-sum distributions made after five full years of Plan participation are eligible for the ten-year forward-averaging method. An election must be filed with the IRS to use this method. The election can be made only once, regardless of the number of plans from which a Participant receives a lump-sum distribution. All distributions received in the same year from this and other qualified plans must be aggregated when computing the tax under the ten-year forward-averaging method.

(5) The special net unrealized appreciation (“NUA”) rule applies to a lump-sum distribution for which Participants elect to receive in kind shares of PSEG common stock. When a Participant takes a distribution from the Thrift Plan that includes an in kind distribution of PSEG common stock – that is, the actual shares of common stock, rather than the cash value of the shares, the total net unrealized appreciation in the value of the common stock is excludable from his or her income tax for the distribution year only if the distribution qualifies as a lump-sum distribution. A lump-sum distribution is a payment, within one year, of a Participant’s entire balance under the Thrift Plan that is payable to him or her after having reached age 59 1⁄2, because the Participant has separated from service with the Company or one of its affiliates, or on account of his or her death or disability. The “taxable amount” for a lump-sum distribution from the Thrift Plan will not include any net unrealized appreciation – Participants will pay federal income tax at ordinary tax rates only on the “cost basis” of the shares of common stock. Upon subsequent sale of the common stock, any taxable gain will be based on the difference in value between the cost basis and the fair market value of the shares. This amount will be taxed at the “capital gains” rate of federal income tax. Net unrealized appreciation is the amount by which the fair market value of the shares of PSEG common stock Participants receive exceeds the amount that the Thrift Plan paid for the shares.

A separate rule applies for the in-kind distribution of PSEG common stock acquired with after-tax contributions. Participants can receive net unrealized appreciation treatment on the value of PSEG common stock acquired with employee after-tax contributions, even if the distribution is not in the form of a lump sum payment. If a partial distribution includes any in kind PSEG common stock acquired with employee after-tax contributions, then a portion of the NUA on the PSEG common stock received in the payment will be excludable, based on the in kind shares of common stock which were purchased with after-tax contributions.

(6) Rollover. In general, the Code permits a Participant to avoid current taxation on any portion of the taxable amount of an eligible rollover distribution by rolling over that portion into an “eligible retirement plan” that accepts rollover contributions. An eligible retirement plan includes a plan qualified under section 401(a) of the Code, including a 401(k) plan, profit-sharing plan, defined benefit plan, stock bonus plan, and money purchase plan; a section 403(a) annuity plan; a section 403(b) tax-sheltered annuity; an eligible section 457(b) plan maintained by a governmental employer; and a traditional IRA. Rollovers may be made to a Roth IRA, a SIMPLE IRA, or a Coverdell Education Savings Account (an education IRA). The rollover rules make most, but not all, Plan withdrawals and distributions eligible for rollover.

The following types of withdrawals and distributions are not eligible for rollover treatment: (1) a series of substantially equal periodic payments which are made either (a) for a specified period of ten years or more, (b) for the life (or life expectancy) of the participant, or (c) for the Participant’s lifetime and his/her beneficiary’s lifetime; (2) mandatory distributions resulting from the participant having attained age 70 1⁄2, or, if later, having retired; (3) hardship distributions; (4) cash dividends, if any, that are paid on employer stock held in an ESOP; (5) distributions made due to certain legal limits being exceeded; (6) Plan loans that become taxable deemed distributions because of a default; or (7) contributions made under special Automatic Enrollment rules that are withdrawn pursuant to a Participant’s request within 90 days of enrollment.

(7) In general, all taxable withdrawals and distributions eligible to be rolled over are subject to a 20% withholding requirement unless they are rolled over directly to an eligible employer plan or an IRA. This requirement does not, however, prevent a Participant from rolling over eligible amounts into an eligible employer plan or traditional IRA within 60 days of the distribution even if it is not a direct rollover.

Any portion of a taxable distribution that is not rolled over is subject to ordinary income taxes (plus a 10% tax penalty under certain circumstances). Consequently, if a distribution is made other than directly to a qualified plan or an IRA, the participant would have to supplement the rollover from her/his own funds by an amount equal to the 20% withholding in order to avoid a tax liability on that amount for that year.

(8) Distributions made in cash are taxed as ordinary income to the extent that they exceed the Participant’s after-tax contributions, if any. If the distribution qualifies as a lump-sum distribution, however, that income may be eligible for the special ten-year forward-averaging provision. In addition, all or a portion of the distribution may be eligible for rollover treatment.

(9) Generally, if a participant receives a lump-sum distribution (other than a distribution of after-tax employee contributions) of securities from the PSEG Common Stock Fund, the Participant will have taxable income in an amount equal to the lesser of the original average cost of the securities to the respective fund or the securities’ fair market value at distribution. Such income will be ordinary income, and may be eligible for rollover treatment or the special ten-year forward-averaging provision. Further, any excess of fair market value over the ordinary income amount would not be treated as income at the time of distribution.

(10) A “lump-sum” distribution for purposes of special tax treatment relative to distributions of employer securities from qualifying plans means the distribution or payment within one tax year to the recipient of the balance to the credit of an employee which becomes payable to the recipient: (1) on account of the employee’s death; (2) after the employee attains age 59 1⁄2; or (3) on account of the employee’s separation from service.

Distributions of PSEG stock consisting of after-tax contributions are taxed only to the extent that they exceed the applicable after-tax contributions. Generally, if a participant receives a lump-sum distribution of securities from the PSEG Common Stock Fund (plus cash in lieu of fractions of securities), the participant will have taxable income in an amount equal to (i) the lesser of the original cost of the securities to the respective fund or the securities’ fair market value at distribution, plus (ii) the amount of cash distributed, minus (iii) the amount of the participant’s applicable after-tax contributions. Such income will be ordinary income, and may be eligible for rollover treatment or the special ten-year forward-averaging provision.

For other than lump-sum distributions, at the time of distribution any appreciation in value of PSEG stock purchased with reinvested earnings and salary reduction contributions is recognized as ordinary income (any appreciation in the value of securities purchased with after-tax contributions is not recognized and is deferred until subsequent sale of the securities). Also, the special ten year forward-averaging provision will not apply if the distribution is not a lump-sum distribution. Rollover treatment, however, may be available.

(11) When shares of PSEG stock are distributed and subsequently sold by the participant, the gain or loss (measured by the difference between the selling price and the tax basis of the securities sold) must be recognized. Such tax basis is equal to the lesser of the original average cost of the securities under the Plan or the securities’ fair market value at distribution. All or a portion of any further gain may be subject to preferential long-term capital gains taxation.

(12) When shares received in a distribution not qualifying as a lump-sum distribution are subsequently sold by the Participant, the capital gain or loss (measured by the difference between the selling price and the tax basis of the securities sold) must be recognized. In the case of securities purchased with Company contributions (if any), reinvested earnings and salary reduction contributions, such tax basis is equal to the amount of ordinary income reported as a result of the distribution. In the case of shares purchased with employee after-tax contributions, such tax basis is equal to the lesser of the original cost of the securities under the Thrift Plan or the securities’ fair market value at distribution.

(13) Tax Penalties. In addition to income taxes on withdrawals and distributions as described, the Code provides for a penalty tax on withdrawals and distributions made before the participant attains age 59 1⁄2. The penalty tax is 10% of the distributed amount, excluding after-tax employee contributions (but including any earnings thereon).

In addition to in-service withdrawals made after the participant attains age 59 1⁄2, there is no penalty tax on distributions that are: (i) eligible amounts rolled over in a timely manner to an IRA or eligible employer plan; (ii) made to a beneficiary after the death of a Participant; (iii) attributable to the Participant’s permanent disability; (iv) made to a Participant who has separated from service during or after the year in which the participant attained age 55; (v) used to pay reimbursed medical expenses that exceed 7.5% of adjusted gross income; or paid to alternate payees under a Qualified Domestic Relations Order.

WHERE YOU CAN FIND MORE INFORMATION

PSEG files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that PSEG files at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also obtain our filings on the Internet at the SEC’s home page at http://www.sec.gov. PSEG’s common stock is listed on the New York Stock Exchange under the ticker symbol “PEG.” You can obtain information about PSEG at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement on Form S-8 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information with respect to the securities, the Trust and us. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the full document as filed with the SEC.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by us with the Securities and Exchange Commission and are already incorporated by reference in this registration statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;

•	Our Quarterly Report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2013;

•	Our Current Reports on Form 8-K filed with the SEC on February 21, April 19, April 30, July 30, October 21, and October 30, 2013; and

•	Our Amended Current Report on Form 8-K dated January 17, 1990 containing a description of our common stock, without par value.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

VP, Investor Relations

PSEG Services Corporation

80 Park Plaza, 6th Floor

Newark, NJ 07101

Telephone (973) 430-6565

You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus. PSEG has not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. PSEG’s affairs may change after this prospectus is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of those documents. You should read all information supplementing this prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 14A:3-5 of the New Jersey Business Corporation Act, we:

(1)

have the power to indemnify each of our directors and officers (as well as our employees and agents) against expenses and liabilities in connection with any proceeding involving such person by reason of his/her being or having been such director or officer other than a proceeding by or in our own right, if

(a) such director or officer acted in good faith and in a manner he/she reasonably believed to be in or not opposed to our best interests, and (b) with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his/her conduct was unlawful;

(2)	have power to indemnify each of our directors and officers against expenses in connection with any proceeding by or in our own right to procure a judgment in our favor which involves such director or officer by reason of his/her being or having been such director or officer, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to our best interests; however, in such proceeding no indemnification may be provided in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to us, unless, and only to the extent that, the court determines that the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper;

(3)	must indemnify each of our directors and officers against expenses to the extent that he/she has been successful on the merits or otherwise in any proceeding referred to in (1) and (2) above or in defense of any claim, issue or matter therein; and

(4)	have power to purchase and maintain insurance on behalf of a director or officer against any expenses incurred in any proceeding and any liabilities asserted against him/her by reason of his/her being or having been a director or officer, whether or not we would have the power to indemnify him/her against such expenses and liabilities under the statute.

As used in the statute, “expenses” mean reasonable costs, disbursements and counsel fees, “liabilities” means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, and “proceeding” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

Indemnification may be awarded by a court under (1) or (2) as well as under (3) above, notwithstanding a prior determination by us that the director or officer has not met the applicable standard of conduct.

Indemnification under the statute does not exclude any other rights to which a director or officer may be entitled under a certificate of incorporation, by-law, or otherwise.

Article 8, Section 1 of our Certificate of Amendment of Certificate of Incorporation provides as follows:

Indemnification:

The corporation shall indemnify to the full extent from time to time permitted by law any person made, or threatened to be made, a party to any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding and any appeal therein (and any inquiry or investigation which could lead to such action, suit or proceeding) by reason of the fact that he is or was a director, officer or employee of the corporation or serves or served any other enterprise as a director, officer or employee at the request of the corporation. Such right or indemnification shall inure to the benefit of the legal representative of any such person.

Article 8, Section 2 of our Certificate of Amendment of Certificate of Incorporation provides as follows:

Limitation of Liability:

To the full extent from time to time permitted by law, directors and officers of the corporation shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. No amendment or repeal of this provision shall adversely affect any right or protection of a director or officer of the corporation existing at the time of such amendment or repeal.

Our directors and officers are insured under the policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them for acts in the discharge of their duties, and we are insured to the extent that we are required or permitted by law to indemnify the directors and officers for such loss. We pay the premiums for such insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)	We hereby undertake:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Public Service Enterprise Group Incorporated, certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on this 30th day of December, 2013.

Public Service Enterprise Group Incorporated

BY:	/s/ CAROLINE DORSA
CAROLINE DORSA
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacity and on the date indicated.

Signature	Capacity	Date

/s/ CAROLINE DORSA	Principal Financial Officer	December 30, 2013
Caroline Dorsa

/s/ DEREK DIRISIO	Principal Accounting Officer	December 30, 2013
Derek DiRisio

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has also been signed by Caroline Dorsa, Attorney-in-Fact, on behalf of the following persons in the capacities indicated on December 30, 2013.

Name	Capacity
Ralph Izzo	Principal Executive Officer and Director
Albert R. Gamper, Jr.	Director
William V. Hickey	Director
Shirley Ann Jackson	Director
David Lilley	Director
Thomas A. Renyi	Director
Hak Cheol Shin	Director
Richard J. Swift	Director
Susan Tomasky	Director
Alfred W. Zollar	Director

BY:	/s/ CAROLINE DORSA
Caroline Dorsa

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

3.1(a)	PSEG’s Certificate of Incorporation[1]

3.1(b)	PSEG’s Certificate of Amendment of Certificate of Incorporation effective April 23, 1987[2]

3.1(c)	PSEG’s Certificate of Amendment of Certificate of Incorporation effective April 20, 2007[3]

3.2	PSEG’s By-Laws[4]

5	Not Applicable

15	Not Applicable

23	Independent Auditors’ Consent

24	Power of Attorney

[1]	Previously filed as Exhibit 3.1a with Quarterly Report on Form 10-Q for the Quarter ended March 31, 2007, File No. 001-09120, on May 4, 2007 and incorporated herein by this reference
[2]	Previously filed as Exhibit 3.1b with Quarterly Report on Form 10-Q for the Quarter ended March 31, 2007, File No. 001-09120, on May 4, 2007 and incorporated herein by this reference
[3]	Previously filed as Exhibit 3.1c with Quarterly Report on Form 10-Q for the Quarter ended March 31, 2007, File No. 001-09120, on May 4, 2007 and incorporated herein by this reference.
[4]	Previously filed as Exhibit 3.1 with current Report on Form 8-K, File No. 001-09120 on November 18, 2009 and incorporated herein by this reference.